NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES NEW DEVELOPMENT PLANS
FOR MAGNOLIA PLACE,
AN H-E-B GROCERY SHADOW-ANCHORED, MIXED-USE PROJECT
IN MAGNOLIA, TEXAS
Construction Financing for First Phase of Development in Place
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AUSTIN, TX, August 16, 2021 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) today announced its new project development plans, and on August 12, 2021, completed construction financing for the first phase of development of Magnolia Place, an H-E-B, LP (“H-E-B”) grocery shadow-anchored, mixed-use project in Magnolia, Texas.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “We are pleased to announce that we have completed financing for the first phase of development of Magnolia Place, one of our projects in the Houston area. In response to the increased demand for residential properties throughout Texas, we have increased the residential component in the new development plans for this project. We continue to evaluate a sale of the land for the single-family residential component, and we look forward to further enhancing the value of this property for our shareholders.”

Rendering of Magnolia Place
Magnolia Place is currently planned to consist of 4 retail buildings totaling approximately 35,000 square feet, 5 retail pad sites to be sold or ground leased, 194 single-family lots and approximately 500 multi-family units. Earlier this month we began construction on the first phase of development, which is expected to consist of 2 retail buildings totaling approximately 19,000 square feet, all 5 pad sites, and the road, utility and drainage infrastructure necessary to support the entire development. H-E-B recently began construction on its 95,000-square-foot grocery store on an adjoining 18-acre site owned by H-E-B.

Financing for the first phase of development of Magnolia Place was completed on August 12, 2021, when Magnolia East 149, L.L.C., a subsidiary of Stratus (“Magnolia East”), entered into a construction loan agreement with Veritex Community Bank, which provides for a three-year construction loan in the amount of approximately $14.8 million secured by the project. The remaining estimated project costs are being funded by equity contributed to Magnolia East by Stratus. Stratus provided a completion guaranty and 25-percent-limited-payment guaranty.

In November 2017, the city of Magnolia and the state of Texas approved the creation of a municipal utility district (“MUD”), which will provide an opportunity for Stratus to recoup substantially all of the primary road and utility infrastructure costs to be incurred in connection with its development of Magnolia Place.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward- looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to execute profitably on its development plan for Magnolia Place, Stratus’ ability to continue to effectively develop and execute its strategies, including its ability to develop, finance, construct and sell properties on its anticipated schedule and at prices its Board considers acceptable, Stratus’ ability to obtain expected MUD reimbursements for infrastructure costs; Stratus’ ability to obtain various entitlements and permits, changes in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

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A copy of this release is available on Stratus' website, stratusproperties.com.

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